Website Design Contract

Prepared for: Tammy @ HouseOfBodsOrlando.com
Prepared by: TJ Beasley & Brenton Squires

August 25, 2014

TJ@rankexecutives.com | brent@rankexecutives.com

Executive Summary

Project Overview

With the potential for success that HouseOfBodsOrlando.com possesses, it is imperative that a basic, functioning and aesthetically pleasing website be developed and implemented in order to convert the visitors on your site into sales for the company. Rank Executives will provide you with a new, stylish, sleek and easy to use website in order to accomplish the goal of converting traffic into revenue. We will develop the site, create new graphic art and logos if necessary, and provide an e-commerce friendly platform so that potential clients can purchase your product with ease.

Initially, half of the agreed fee will be collected up front with the other half being due once the project is complete. We will maintain ongoing communication throughout the development of the new website and provide you access to view the site as it is being developed. Revisions can be made throughout the beginning stages, but once the design of the site has been agreed upon there will be no major adjustments or changes (minor tweaks are okay).

This site will be developed with a WordPress Content Management System. We will be redesigning the entire look, feel, and functionality of the site. In addition we will be adding a dynamic e-commerce platform, WooCommerce, that will allow for seamless checkout, product integration, and future growth. Our goal is to create a brand image as a premium luxury product that will emanate throughout the site giving the professional look required to drive consumer action and enterprise trust. We look forward to exceeding your expectations.

Your Team

Project Manager
TJ Beasley

Developers
Daniel Moret

Graphic Designer
Cameron Lott

Strategists
Brent Squires & TJ Beasley

RankExecutives

Timeline

The design, development and implementation of this website is estimated to take approximately 6 weeks to complete. This timeline may change slightly, but our goal is to complete the entire site prior to October 15th, 2014. If additional tasks are added to the project we may require more time to design and implement those particular items.

Sept 1st - Sept 10th: Begin Wireframe, Graphic Design, Site Structure Creation

***Milestone 1 - First revision will be sent out for approval, changes, and feedback*

Sept 11th - Sept 30th : E-Commerce & Checkout functionality

***Milestone 2 - Second revision will be sent out for approval, changes, and feedback*

Oct 1st - Oct 31st: Complete revisions, Check for errors, Debugging

*** Milestone 3 - Deploy by October 31st, 2014 ** e-Commerce functionality to be implemented within the next 6 months*

E-Commerce Functionality

We will be using WooCommerce as our eCommerce platform for HouseOfBodsOrlando.com. This will allow for a birds-eye view of your stores performance, export sales reports, and more. It has intricate tax and shipping options that can customized to your liking. You can assign "store managers" that can access just the e-commerce portion of the site to manage orders. Best of all it is SEO friendly, meaning it can fully assist your search engine rankings and is, of course written in fully semantic HTML5 markup. We will integrate WooCommerce with your existing PayPal account. To learn more about WooCommerce visit http://www.woothemes.com/woocommerce/

Resources And Materials

Throughout the development of the new site for www.HouseOfBodsOrlando.com we access images, content, logos, through the backend of the current website and the hosting information and login. We will not be creating new content for the website during development, rather we will be migrating the current content on your site to the new one. If you wish to have new content, images, or other media added to the site you will have to provide it to us for implementation. We will add any of the brand specific media to the site as part of the project development.

RankExecutives

Cost & Services Breakdown

The construction of the website for www.HouseOfBodsOrlando.com will be comprised of 3 basic steps from start to finish, with each being allocated a certain amount of money to be completed. Those steps are as follows:

Process	Cost
Website Development & Blog Installation	$4,000
E-Commerce Functionality	$2,000
Additional Site Functionality and Media	$1,000
Total	**$7,000**

Half of the agreed upon fee will be due upfront, the remaining balance is due at completion

Summary

With a budget of $7,000 for the development, www.HouseOfBodsOrlando.com will receive a newly formatted and designed site, a built in e-commerce platform, content management system and internal blog. The cost of each outlined item is broken down above for reference. We require that all materials you wish us to use in the development of the new site be provided up front. Should you want new media to be utilized on the new site, we must be provided that as well. We will need access to both the back end of the website and the server it is currently hosted on prior to beginning work on this project. We will happily make changes to the site during the initial development stages, but once a design has been agreed upon there will be no more major design changes will be made to the site. Half of the agreed upon fee will be due upfront, while the remaining portion will be due at the completion of the project.

By signing below, all parties agree to the previously stated timeline, cost and terms and conditions of this proposal.

[signature] 10/28/14

Tammy Skalko, Owner, House of Bods Fitness Date

[signature] 8/28/14

TJ Beasley, CMO, Rank Executives Date